                                                                     EXHIBIT 4.6



                             STOCKHOLDERS AGREEMENT
           (JOINT ENERGY DEVELOPMENT INVESTMENTS LIMITED PARTNERSHIP)


         THIS STOCKHOLDERS AGREEMENT (this "Agreement") dated as of August 7, 1995, among Hanover Compressor Company, a Delaware corporation (the "Company") and the other parties signatory hereto.


                              W I T N E S S E T H:

         WHEREAS, the Company is authorized to issue (i) 500,000 shares of common stock, $0.001 par value per share (the "Common Stock") and (ii) 200,000 shares of preferred stock, $0.01 par value per share (the "Preferred Stock"; and together with the Common Stock, the "Stock");

         WHEREAS, each of the signatories hereto (other than the Company) is a holder of shares of Stock; and

         WHEREAS, the parties hereto wish to provide for certain agreements and understandings regarding, among others, the disposition of the Stock owned or controlled by each of them.

         NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants and agreements herein contained and of other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                   ARTICLE I

                               DEFINITIONS; ETC.

         1.1 Definitions. Except as otherwise herein expressly provided, the following terms and phrases shall have the meanings set forth below:

         "Affiliate" shall mean (i) in the case of an entity, any Person who or which, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, any specified Person or (ii) in the case of an individual, such individual's spouse, children, grandchildren or parents or a trust primarily for the benefit of any of the foregoing. With respect to GKH, the term Affiliate shall expressly include the partners in GKH and with respect to JEDI, the term Affiliate shall expressly include the partners in JEDI.

         "Agreement" shall mean this Stockholders Agreement, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.
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         "Bankruptcy" shall mean with respect to any Person (i) the making of a general assignment or composition for the benefit of creditors or (ii) any commencement of bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any liquidation proceeding under any bankruptcy or insolvency law, or the commencement in respect of such Person or a substantial portion of such Person's property or assets of any liquidation proceeding and, if such case or proceeding is not commenced by such Person, it is either (A) consented to or acquiesced in by such Person or (B) remains undismissed after 60 days following the date of commencement thereof.

         "Board" shall mean the Board of Directors of the Company, as constituted from time to time.

         "Bona Fide Purchaser" shall mean any Person (other than a selling Stockholder's Affiliate) who or which has delivered a good faith written offer to purchase all, but not less than all, of such Stockholder's Stock for cash or Marketable Securities provided, however, that, such Person has the requisite financial resources necessary, in the reasonable opinion of the Board, to purchase and acquire such Stockholder's Stock.

         "Charter Documents" shall mean, in relation to a Person, the collective reference to the Certificate of Incorporation and Bylaws of such Person.

         "control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

         "Dispose" or "Disposition" (and any derivatives thereof) shall mean
(i) a voluntary or involuntary sale, assignment, transfer, conveyance or other disposition of a Stockholder's Stock, and (ii) any agreement, contract or commitment to do any of the foregoing.

         "Encumbrance" or "Encumber" shall mean or refer to any lien, claim, charge, pledge, mortgage, encumbrance, security interest, preferential arrangement, restriction on voting or alienation of any kind, adverse interest, or the interest of a third party under any conditional sale agreement, capital lease or other title retention agreement.

         "GKH" shall mean the collective reference to (i) GKH Investments, L.P., a Delaware limited partnership ("Investments"), (ii) GKH Partners, L.P., a Delaware limited partnership ("Partners") and (iii) the respective Affiliates of Investments and Partners. Any and all decisions and determinations to be made by GKH hereunder shall be made by Partners, for itself, Investments and their respective Affiliates.





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         "JEDI" shall mean Joint Energy Development Investments Limited
Partnership, a Delaware limited partnership.

         "Marketable Securities" shall mean securities of a Person which Person files periodic reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, but only to the extent such securities being offered by a Bona Fide Purchaser to a Stockholder are, at the time of the offer, being publicly traded in the over-the-counter market or on a nationally recognized exchange.

         "Non-GKH Holders" shall mean any Stockholder other than GKH.

         "Person" shall mean any individual, partnership, corporation, limited liability company, joint venture, trust, firm, association, unincorporated organization or other entity.

         "Production Equipment" shall mean, with respect to any Person other than the Company or any of its Subsidiaries, oil and gas production equipment which is similar to or is an enhancement of oil and gas production equipment designed, manufactured, re-conditioned or sold by Hanover/Smith, Inc. as of the date hereof.

         "Registration Rights Agreement" shall mean the Second Amended and Restated Registration Rights Agreement, dated as of the date hereof among the Company, GKH, JEDI and the other stockholders of the Company parties thereto.

         "Stockholder" or "Stockholders" shall mean the parties hereto (other than the Company), their appropriate successors and assigns and any Person who is (i) a holder of Stock and (ii) is or is required to be a party to this Agreement at the time of reference thereto.

         "Subsidiary" shall mean with respect to any Person, (a) any corporation (whether now existing or hereafter organized) of which at least a majority of the voting stock having ordinary voting power for the election of directors is, at the time as of which any determination is being made, directly or indirectly owned or controlled by such Person or as to which such Person has the power to direct the management or operations thereof, whether by contract or otherwise and (b) any partnership, joint venture, association or other business entity (whether now existing or hereafter organized) of which more than 50% of the equity interest is, at the time as of which any determination is being made, directly or indirectly owned or controlled by such Person or as to which such Person has the power to direct the management or operations thereof, whether by contract or otherwise.

         "Transfer Notice" shall mean the notice required to be delivered by the Seller to the Non-Selling Stockholders pursuant to Section 2.2. To be effective, the Transfer Notice must (i) state the identity and the address of the Bona Fide Purchaser who has offered, in writing, to purchase the Seller's Stock, and (ii) state all material terms of such Bona Fide Purchaser's offer.





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         1.2       Certain Other Defined Terms.  The following terms are
defined in the Section of this Agreement set forth directly opposite such terms:

       Term                                          Section
       ----                                          -------
       Common Stock                                  preamble
       Company                                       preamble
       Exempt Disposition                            2.1(a)
       Notice of Election                            3.2(b)
       Participating Stockholder                     2.4(b)
       Preferred Stock                               preamble
       Purchasing Stockholder                        2.2(c)
       Rights Offering                               3.2(a)
       Secondary Notice                              2.2(b)
       Securities Act                                2.1(a)
       Seller                                        2.2
       Stock                                         preamble

         1.3 Article, Etc. References to an "Article" or a "Section" are, unless otherwise specified, to one of the Articles or Sections of this Agreement.


                                   ARTICLE II

                             TRANSFER RESTRICTIONS

         2.1       Transfer Restrictions.

                   (a) General Transfer Restriction. Each Stockholder covenants and agrees that such Stockholder will not, and will not permit its Affiliates, directly or indirectly, to Dispose or cause the Disposition of such Stockholder's Stock or any interest therein, except (i) in accordance with the terms and conditions of this Article II, (ii) pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act") or (iii) pursuant to any public distribution of Stock pursuant to Rule 144 of the Securities Act. The Dispositions described in the immediately preceding clauses (ii) and (iii) are sometimes collectively referred to herein as "Exempt Dispositions". Any attempted Disposition not in accordance with the terms and conditions of this Agreement shall be null and void and of no force or effect.

                   (b) Transfers to Affiliates. Notwithstanding the restrictions on Disposition set forth in this Article II, any Stockholder may Dispose of all or a portion of its Stock to an Affiliate; provided, however, that any such transferee must be an Affiliate of the original holder of such Stock.





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                   (c)     Transfers to Persons other than Affiliates.  Except
as otherwise provided in this Article II, no Stockholder may Dispose of its Stock without the prior written consent of each of the other Stockholders (which consent may be given or withheld, in the sole and absolute discretion of such other Stockholders). Any Stock Disposed of pursuant to this Section 2.1(c) shall remain subject to all of the terms and conditions of this Agreement in the hands of any Person to whom such Stock may be Disposed and any such Person shall be required to first deliver to the Company and the Stockholders a written agreement assuming and agreeing to be bound by all of the terms and conditions of this Agreement and to be a Stockholder hereunder.

                   (d) Pledge. No Stockholder may Encumber its Stock for any purpose other than to secure indebtedness to a third party commercial bank or financial institution and the pledgee of such Stock agrees in writing, and causes any transferee of such pledged stock to agree in writing, to be bound by the terms and conditions of this Agreement.

                   (e) Rules of Construction and General Application. Other than Persons who are transferees of Stock pursuant to Section 2.3 or 2.4 hereof or pursuant to an Exempt Disposition, each transferee of Stock pursuant to this Article II (including transferees pursuant to Section 2.1(b)) shall execute and acknowledge such instruments (including, without limitation, a counterpart of this Agreement), in form and substance reasonably satisfactory to the Company and the other Stockholders, as the Company and such other Stockholders shall deem reasonably necessary or desirable to effectuate such transfer and to confirm the agreement of the transferee of such Stock to be bound by all the terms and provisions of this Agreement with respect to the Stock acquired. All reasonable expenses, including attorneys' fees, incurred by the Company in this connection shall be borne by such transferee.

         2.2       Dispositions by Stockholders.

                   (a) Offer from Bona Fide Purchaser. If a Non-GKH Holder (for purposes of this Section 2.2, "Seller") desires to effect the Disposition of its Stock to a Bona Fide Purchaser (other than pursuant to an Exempt Disposition), such Seller shall deliver to the Company and to all of the other Stockholders a Transfer Notice at least 30 days prior to the proposed Disposition of Seller's Stock. Under no circumstances may any Seller sell less than all of its Stock to any such Bona Fide Purchaser; provided, however, that so long as a Seller, together with its Affiliates, owns at least 50% of each of the shares of Common Stock and Preferred Stock which such Seller owns as of the date hereof, such Seller may, in one or more transactions, sell a portion of its Common Stock and/or its Preferred Stock to one or more Bona Fide Purchasers, provided, further, that any such partial sale does not reduce such Seller's (together with its Affiliates') aggregate ownership of Common Stock or Preferred Stock, as the case may be, to less than 50% of the amount owned as of the date hereof.

                   (b) Right of First Refusal. By delivery of the Transfer Notice, Seller shall be deemed to have offered the Company, or its designee(s) (such designee(s) to be subject to the approval of JEDI, which approval shall not be unreasonably withheld), the right and option to purchase on the terms and conditions set forth in the Bona Fide Purchaser's written offer all, or





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any portion of the Seller's Stock.  In order to exercise such option, the
Company shall deliver written notice to such effect to Seller within 20 days of its receipt of the Transfer Notice. In the event that the Company exercises its rights for less than 100% of the Seller's Stock pursuant to the first sentence of this Section 2.2(b), then the Company shall within 22 days of the date that the Transfer Notice is deemed given hereunder provide the non-selling Stockholders with a notice (the "Secondary Notice") setting forth the number of shares of Seller's Stock that remain unpurchased following the initial 20 day exercise period. The recipients of the Secondary Notice shall have 7 days from the date that the Secondary Notice is deemed given to provide notice to Seller and the Company of the amount of Seller's unpurchased Stock that each non-Selling Stockholder will purchase, which amounts shall be in such proportions as such non-selling Stockholders shall agree among themselves, or failing such agreement in proportion to their interest in the Company (vis-a-vis each other). If the Company and/or the non-selling Stockholders, or their respective designees, who wish to participate exercise their respective options to purchase all of the Seller's Stock, the consummation of the purchase and sale of Seller's Stock shall occur in accordance with Section 2.2(c) hereof. A failure by either the Company or any non-selling Stockholder to timely deliver any notice of intent to purchase required pursuant to this
Section 2.2(b) shall constitute such Person's failure to exercise its rights under this Section 2.2(b).

                   (c)     Consummation of Purchase.

                                 (i) The purchase price payable by either the Company or its designees as permitted by Section 2.2(b) or a non-selling Stockholder or their respective Affiliates (collectively, the "Purchasing Stockholder") to Seller shall be paid as set forth in the Bona Fide Purchaser's offer (except that no payment need be made until at least 15 days subsequent to the completion of the procedure described in Section 2.2(b), if applicable) and Seller's Stock shall be transferred as provided in such written offer.

                                (ii) At the closing of the purchase and sale of Seller's Stock pursuant to Section 2.2(b), (A) each Purchasing Stockholder shall deliver to Seller any and all consideration required pursuant to the terms of the Bona Fide Purchaser's offer and (B) Seller shall deliver to each such Purchasing Stockholder a stock certificate or stock certificates evidencing such Seller's Stock together with appropriate instruments of assignment duly executed in a proper form to effect the transfer of such Stock from Seller to each such Purchasing Stockholder on the books and records of the Company.

                   (d)     Other Disposition Provisions.

                                 (i) If Purchasing Stockholders do not agree to purchase all of Seller's Stock by the expiration of the periods set forth in Section 2.2(b), then no Purchasing Stockholder shall have the right to purchase any of Seller's Stock which was the subject of such Transfer Notice and Seller shall have 45 days thereafter in which to effect the Disposition of its Stock to the Bona Fide Purchaser on terms not more favorable than were set forth in the Bona-Fide Purchaser's written offer.





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
                                (ii) During the term of the rights granted to the Company and the non-selling Stockholders pursuant to Section 2.2, Seller shall not negotiate or offer to sell its Stock on terms and conditions more favorable to a purchaser than those offered to the Bona Fide Purchaser which offer was the subject of the relevant Transfer Notice.

                               (iii)   If Seller shall fail to consummate a
         Disposition of its Stock within the time period set forth in Section 2.2(d)(i), then no Disposition of such Stock may be made by Seller without first re-offering such Stock to the Company and the non-selling Stockholders in accordance with the provisions of this
         Section 2.2.

         2.3       Rights to Compel Disposition.

                   (a) Rights of GKH. If GKH proposes to Dispose of all, but not less than all, of its Stock to a Bona Fide Purchaser (other than pursuant to an Exempt Disposition), then, notwithstanding anything in this Agreement to the contrary, GKH may require the Non-GKH Holders to Dispose of all of their Stock to such Bona Fide Purchaser for the same consideration per share and otherwise on the same terms and conditions (other than with respect to representations and warranties) upon which GKH effects the Disposition of its Stock.

                   (b) Obligations of the Non-GKH Holders. In the event that GKH desires to exercise its right pursuant to Section 2.3(a), GKH shall deliver to the Company and the Non-GKH Holders notice setting forth the consideration per share of Stock to be paid by such Bona Fide Purchaser and the other terms and conditions of such Disposition. Within 25 days following the date of such notice, each of the Non-GKH Holders shall deliver to GKH (i) a stock certificate or stock certificates evidencing such Non-GKH Holder's Stock together with an appropriate instrument of assignment duly executed in a proper form to effect the Disposition of such Stock from such Non-GKH Holder to the Bona Fide Purchaser on the books and records of the Company and (ii) a limited power-of-attorney authorizing GKH to effect the Disposition of such Stock pursuant to the terms of such Bona Fide Purchaser's offer as such terms may be modified by GKH, provided, that all of such Non-GKH Holder's Stock is disposed of for the same consideration per share of Stock and otherwise on the same terms and conditions upon which GKH effects the Disposition of its Stock. In the event that any Non-GKH Holder shall fail to deliver such documentation to GKH, the Company shall (A) cause a notation to be made on its books and records to reflect that the Stock of such Non-GKH Holder is bound by the provisions of this Section 2.3 and that the Disposition of such Stock may be effected without the such Non-GKH Holder's consent or surrender of its Stock and (B) hold back the proceeds of the Disposition of any such Non-GKH Holder's Stock in a non-interest bearing account pending compliance by such Non-GKH Holder with its obligations under this Section 2.3(b).

         In addition, in the event GKH exercises its rights under Section 2.3(a), the Non-GKH Holders shall be required to make to the relevant Bona Fide Purchaser such unqualified representations and warranties with respect to their Stock as are set forth in Section 2.5(b) hereof.





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                   (c)     Responsibility of GKH.  Promptly after the
consummation of the Disposition of Stock pursuant to this Section 2.3, GKH shall (i) deliver notice thereof to the Non-GKH Holders, (ii) subject to clause
(B) of Section 2.3(b) remit to each Non-GKH Holder the total consideration received by GKH, if any, with respect to such Non-GKH Holder's Stock Disposed of pursuant hereto, and (iii) furnish such other evidence of the completion and time of completion of such Disposition and the terms thereof as may be reasonably requested in writing by the Non-GKH Holders.

                   (d) Failure to Effect Transfer. If, within 90 days after GKH's delivery of the notice required pursuant to Section 2.3(b), GKH shall not have completed the Disposition of its Stock and that of the Non-GKH Holders in accordance herewith, GKH shall return to the Non-GKH Holders the documents and instruments which the Non-GKH Holders shall have delivered
pursuant to this Section 2.3.   Upon the Non-GKH Holder's receipt of such
documents, all the restrictions on Disposition contained in this Agreement with respect to the Stock owned by the Stockholders shall again be in effect.

         2.4       Rights of Inclusion.

                   (a) Rights of the Non-GKH Holders. If (i) GKH proposes to Dispose of its Stock to a Bona Fide Purchaser (other than pursuant to an Exempt Disposition), (ii) such Stock represents greater than 50% of either the Preferred Stock or Common Stock then owned by GKH and (iii) GKH elects not to exercise its rights pursuant to Section 2.3 hereof, then any Non-GKH Holder may require GKH to require the Bona Fide Purchaser to purchase that percentage of such Non-GKH Holder's Preferred Stock or Common Stock, as the case may be, equal to the percentage of GKH's Stock that is being disposed of by GKH to such Bona Fide Purchaser in accordance with this Section 2.4(a) for the same consideration per share and otherwise on the same terms and conditions (other than with respect to representations and warranties) upon which GKH effects the Disposition of its Stock.

                   (b) Obligations of Participating Stockholder. If GKH desires to accept a Bona Fide Purchaser's offer to purchase all of GKH's Stock in accordance with Section 2.4(a), GKH shall deliver a copy of the Bona Fide Purchaser's offer to the Company and the Non-GKH Holders, and, within 25 days of the receipt of such copy, in the event that any Non-GKH Holder desires to exercise its rights pursuant to this Section 2.4 (each a "Participating Stockholder"), such Participating Stockholder shall deliver to GKH and the Company written notice to such effect and shall deliver to GKH (i) a stock certificate or stock certificates evidencing such Participating Stockholder's Stock, together with an appropriate instrument of assignment duly executed in a proper form to effect the Disposition of such Stock to the Bona Fide Purchaser on the books and records of the Company and (ii) a limited power-of-attorney authorizing GKH to effect the Disposition of such Stock pursuant to the terms of such Bona Fide Purchaser's offer as such terms may be modified by GKH, provided, that all of the Participating Stockholder's Stock that is being transferred pursuant to this Section 2.4 is Disposed of for the same consideration per share and otherwise on the same terms and conditions upon which GKH effects the Disposition of its Stock. The failure of a Participating Stockholder to deliver notice of its desire to exercise its rights under,





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or to otherwise comply with the provisions of, this Section 2.4(b) shall be deemed be a waiver of the Participating Stockholder's rights hereunder.

         The Participating Stockholders shall be required to make to a Bona Fide Purchaser such unqualified representations and warranties with respect to their Stock as are set forth in Section 2.5(b) hereof.

                   (c) Responsibility of GKH. In the event that any Participating Stockholder timely exercises its rights of inclusion under this
Section 2.4, promptly after the consummation of the sale of Stock under this
Section 2.4, GKH shall (i) deliver notice thereof to each Participating Stockholder, (ii) remit to each Participating Stockholder the total consideration received by GKH, if any, with respect to such Participating Stockholder's Stock sold pursuant hereto and (iii) furnish such other evidence of the completion and time of completion of such Disposition and the terms thereof as may be reasonably requested in writing by each Participating Stockholder.

                   (d) Failure to Effect Transfer. In the event that any Stockholder elects to exercise its rights of inclusion under this Section 2.4 as a Participating Stockholder, and if, within 90 days after GKH's delivery of the copy of the Bona Fide Purchaser's offer pursuant to Section 2.4(b), GKH has not completed the Disposition of its Stock and that of the Participating Stockholders in accordance herewith, GKH shall return to each Participating Stockholder the documents and instruments which such Participating Stockholder delivered for Disposition pursuant to this Section 2.4. Upon the Participating Stockholders' receipt of such documents and instruments, all the restrictions on Disposition contained in this Agreement with respect to the Stock owned by the Stockholders shall again be in effect.

         2.5 Agreement of Selling Stockholders. All sales of Stock to be made pursuant to Sections 2.2, 2.3 and 2.4 of this Agreement shall be subject to the following terms:

                   (a) the Disposing Stockholder shall deliver to the purchaser certificates evidencing the Stock being sold, free and clear of Encumbrances (other than those set forth in Section 2.1(c)), together with duly executed assignments or stock transfer powers in favor of the purchaser or its nominees and such other documents, including evidence of ownership and authority, as the purchaser may reasonably request;

                   (b) the Disposing Stockholder shall not be required to make any unqualified representations or warranties to any Person in connection with such sale, except as to (i) good title to the Stock being sold, (ii) the absence of Encumbrances with respect to the Stock being sold, (iii) its valid existence and good standing of the Disposing Stockholder (if applicable), (iv) the authority for, and validity and binding effect of (as against such Disposing Stockholder), any agreement entered into by such Disposing Stockholder in connection with such sale, (v) all required material consents to such Disposing Stockholder's sale and material governmental approvals having been obtained (excluding any securities laws) and (vi) the fact that no broker's commission is payable by the Disposing Stockholder as a result of such Disposing Stockholder's conduct in connection with the sale; and

                   (c) the Disposing Stockholder shall not be required to provide any indemnities in connection with such sale except for breach of the representations and warranties contained in Section 2.5(b).

                                  ARTICLE III

                             ADDITIONAL AGREEMENTS

         3.1       Board Observation Rights; Access to Information.  So long as
(a) JEDI and its Affiliates continue to own (beneficially and of record) no less than 7.5% of the Common Stock (on a fully diluted basis) and (b) the Company continues to be the only business entity which markets, leases, sells or finances (to third parties) natural gas compression and Production Equipment (any entity other than the Company and its Subsidiaries which meets the foregoing description being hereinafter referred to as a "Competitor") in which JEDI and, to the actual knowledge of the executive officers of the general partner of JEDI, Affiliates of the general partner of JEDI own (beneficially and/or of record) an equity interest or an interest which is convertible into or exchangeable for equity (an "Equity Interest"), JEDI shall have either (i) the right to nominate one member of the Board, or (ii) the right to (A) receive prior notice of any action proposed to be taken by the Board, (B) receive such notices as are required to be given to directors of the Company of any meeting of the Board, (C) designate two persons to attend any meeting of the Board as observers, (D) receive, promptly upon completion, all written management reports and written management accounts relating to the Company, to the extent such reports and accounts are provided to the Board and (E) have reasonable access to the statutory books and minute books of the Company upon reasonable prior written notice to an executive officer of the Company, but only to the extent such statutory books and minute books would be available to all members of the Board. The foregoing notwithstanding, without causing JEDI to lose any of the rights granted under this Section 3.1, (x) JEDI and each of its Affiliates may acquire ownership of Equity Interests of 5% or less of any Competitor, which Competitor's stock is publicly traded in the over-the-counter market or on a nationally recognized exchange and (y) any Affiliate of the general partner of JEDI (other than Enron Corp.) that is (i) publicly traded in the over-the-counter market or on a nationally recognized exchange and (ii) managed independently from JEDI may acquire any amount of Equity Interests in any Competitor.

         JEDI agrees that JEDI and its designee shall not disclose any confidential information obtained in connection with this Section 3.1 to any Person (other than Persons in a confidential relationship with JEDI, including JEDI's employees, advisors, agents, partners, representatives and Affiliates) unless such Person has agreed in writing to maintain such information confidential; provided, however, that nothing herein shall be deemed to prevent the disclosure of any confidential information if such disclosure is (1) required to be made in a judicial, administrative or governmental proceeding,
(2) required by any applicable law or regulation, (3) made to any





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
governmental agency or regulatory body having or claiming authority over any aspect of JEDI's or its Affiliates' businesses in connection with the exercise of such authority or claimed authority, (4) subject to subpoena, or (5) made on a confidential basis as JEDI deems reasonably necessary or appropriate to any of its investors, any bank or financial institution and/or counsel to or other representatives of such investors, bank or financial institution. Notwithstanding the foregoing, the confidential information does not include any information which would be excluded from the definition of "Evaluation Materials" under the terms of the Confidentiality Agreement, dated May 24, 1995 between the Company and Enron Capital & Trade Resources Corp.

         3.2       Equity Rights Offerings.

                   (a) In the event that the Company elects to raise additional equity pursuant to a rights offering made to 80% or more of the Company's then existing stockholders (the "Rights Offering") the proceeds of which will be used to satisfy certain conditions precedent to the Company's draw down of funds under the terms of the Credit Facility (as defined below), then the Company shall notify JEDI of the Company's intent to pursue a Rights Offering and JEDI, solely in its capacity as a holder of the Company's capital stock, shall have the right to do any or all of the following: (i) subscribe for the initial 15% of such Rights Offering on an exclusive basis, (ii) subscribe for its pro rata share (on an undiluted basis) (without taking into account any rights acquired pursuant to the immediately preceding clause (i)) of the remaining rights offered in such Rights Offering and (iii) cause its duly licensed Affiliate to underwrite all, but not less than all, of such Rights Offering in the event that the Company and JEDI can mutually agree on the terms of such underwriting, including, without limitation, an underwriting agreement and other customary documentation between the Company, JEDI and such Affiliate.

                   (b) Following delivery by the Company to JEDI of written notice of the Company's intent to pursue a Rights Offering, JEDI shall have 30 days to notify the Company in writing (the "Notice of Election") of its election to exercise any of the rights described in clauses (i), (ii) and (iii) of Section 3.2(a). Failure by JEDI to deliver the Notice of Election within such 30 day period shall constitute a waiver by JEDI of its rights under
Section 3.2(a), and thereafter such rights will be cancelled with respect to the relevant Rights Offering only.

                   (c) JEDI's rights pursuant to this Section 3.2 shall terminate and be of no further force and effect until the later of (i) the date that the Stand-by Credit Facility (the "Credit Facility") described in Section
3.1 of the Letter of Intent dated June 26, 1995 between the Company and Enron Capital & Trade Resources Corp. (if such credit facility is entered into) is terminated and the Company has no obligations thereunder and (ii) the Company consummates a publicly registered offering of any of its Common Stock.

         3.3       Agreement to Vote for Directors.

                   (a) During the term of this Agreement, each of JEDI and GKH agrees that at any regular or special meeting of the stockholders of the Company at which director nominees are to be elected to the Board, or in any written consent executed in lieu of such a meeting, it shall

(a) vote its Common Stock, (b) take all actions necessary and (c) cause the directors nominated by it to the Board pursuant to this Agreement to take all actions necessary, to ensure the election to the Board of the individuals nominated by the other.

                   (b) Upon the request of JEDI or GKH, as the case may be, the non-requesting party will vote its Common Stock to (i) remove any individual nominated by the requesting party and (ii) appoint another individual nominated by the requesting party.

         3.4 Registration Rights Agreement. Each of the parties hereto shall concurrently with the execution and delivery of this Agreement execute and deliver a counterpart of the Second Amended and Restatement Registration Rights Agreement dated as of August ___, 1995 among the Company, GKH, JEDI and certain other stockholders of the Company parties thereto.

         3.5 Rule 144A. Subject to the execution by any prospective transferee of any Stockholder of a confidentiality agreement reasonably satisfactory to the Company and its counsel, and provided that such prospective transferee is not a Competitor, the Company will furnish any such prospective transferee of any Stockholder (so long as such Stockholder owns any Stock), upon the request of such Stockholder or such prospective transferee the information required by Rule 144A of the Securities Act.

         3.6 Additional Stockholders. The Company agrees to use its reasonable best efforts to negotiate with any Person which (i) becomes a stockholder of the Company following the date hereof and (ii) owns in excess of 3% of the outstanding Common Stock for the purpose of entering into a stockholders agreement with JEDI, GKH and the Company providing for restrictions and rights on transfers of Stock, preemptive rights and election of directors.


                                   ARTICLE IV

                            MISCELLANEOUS PROVISIONS

         4.1 Endorsement on Stock Certificates. Each and every certificate evidencing Stock shall contain upon its face, or on the reverse side thereof, the following legend:

         "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION OR IS OTHERWISE IN COMPLIANCE WITH SUCH ACT. THE TRANSFERABILITY OF THIS SECURITY IS ALSO SUBJECT TO RESTRICTIONS CONTAINED IN A STOCKHOLDERS AGREEMENT AND A REGISTRATION RIGHTS AGREEMENT, WHICH AGREEMENTS THE

         COMPANY WILL FURNISH TO THE HOLDER OF THIS SECURITY UPON REQUEST.

         A STATEMENT SUMMARIZING THE VOTING POWERS, DESIGNATIONS, PREFERENCES, LIMITATIONS, RESTRICTIONS AND RELATIVE RIGHTS OF THE VARIOUS CLASSES OF STOCK OR SERIES THEREOF MAY BE OBTAINED BY THE STOCKHOLDERS OF THE COMPANY, WITHOUT CHARGE, FROM THE PRINCIPAL OFFICES OF THE COMPANY."

         4.2 Termination. This Agreement shall terminate upon the earliest to occur of the following events:

                   (a)     Bankruptcy of the Company;

                   (b) The consummation of a publicly registered offering of 20% or more of the Common Stock; provided, that the provisions of Section 3.1, Section 3.3 (but only with respect to JEDI to the extent JEDI continues to have Board rights under Section 3.1) and Section 3.5 shall survive any termination of this Agreement pursuant to this Section 4.2(b);

                   (c)     100% of the Stock being owned by a single
Stockholder;

                   (d) the voluntary agreement, in writing, of all of the Stockholders; or

                   (e)     August 1, 2005.

         4.3       Stock Subject to this Agreement.

                   (a) This Agreement shall apply to all Stock currently or hereinafter owned or acquired by the Stockholders (other than Stock Disposed of pursuant to an Exempt Disposition), including, without limitation, (i) the Stock held by the Stockholders on the date hereof, (ii) any Stock issued to any Stockholder pursuant to Section 4.3(b) hereof, (iii) any Stock issued to any Stockholder pursuant to such Stockholder's exercise of an option or warrant and
(iv) any Stock otherwise purchased, acquired or issued to any Stockholder.

                   (b) If, at any time, and from time to time, the Company shall declare and make a distribution upon any of the Stock, or shall validly issue Stock in lieu of, or in exchange for, or in addition to, any of the Stock without the receipt of additional consideration therefor, then any such Stock subsequently issued with respect to the Stock then subject to this Agreement shall constitute additional Stock subject to this Agreement.

         4.4 Notices. Any and all notices or other communications provided for herein shall be in writing and shall be considered duly given upon the earliest to occur of (a) personal delivery, (b) 2 days after being delivered to a national recognized overnight delivery courier or service, (c) 3 days after being mailed by registered or certified mail, return receipt requested, postage prepaid or (d) the delivering parties receipt of a written confirmation of a facsimile transmission. Any notice to a Stockholder shall be addressed to such Stockholder at its address listed on the signature pages of this Agreement.
Any party hereto may change its address by giving notice to the other parties hereto as provided herein.

         4.5 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be severed and the remaining provisions hereof shall be enforced to the extent possible or modified in such a way as to make it enforceable, and the invalidity, illegality or unenforceability thereof shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement.

         4.6 Modification; Amendment. No modification or amendment of this Agreement shall be valid unless the same shall be in writing executed by all of the Stockholders.

         4.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

         4.8 Binding Effect; Complete Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns. This Agreement (and all agreements and other documents referred to herein) constitutes the entire agreement among the parties hereto and supersedes all prior agreements and understandings, oral or written, among the parties hereto with respect to the subject matter hereof.

         4.9 Specific Performance. The parties acknowledge that given the nature of the obligations of the parties hereto that any non-breaching party will be irreparably damaged by a breach of this Agreement. The parties hereto therefore acknowledge and agree that any non-breaching party hereto may seek specific performance of the provisions hereof and that no party hereto may assert adequacy of a remedy at law as a defense to an action for specific performance hereunder.

         4.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         4.11 Attorneys' Fees. If any legal action, including an action for declaratory relief, is brought to enforce any provision of this Agreement, the prevailing party or parties, as the case may be, shall be entitled to recover his, its or their respective reasonable attorneys' fees from the non-prevailing party or parties, as the case may be. These fees, which may be set by the court in the same action or in a separate action brought for that purpose, are in addition to any other relief to which any prevailing party may be entitled.

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first above written.

                                        THE COMPANY:
                                        -----------

                                        HANOVER COMPRESSOR COMPANY
                                        a Delaware corporation



                                        By: /s/ William S. Goldberg
                                            -----------------------------------
                                            Title: Executive Vice President

                                   THE STOCKHOLDERS:
                                   ----------------

                                   JOINT ENERGY DEVELOPMENT INVESTMENTS
                                   LIMITED PARTNERSHIP, Delaware
                                   limited partnership

                                   By: Enron Capital Corp., its general partner


                                       By: /s/ Deborah S. Wernet
                                           ------------------------------------
                                           Deborah S. Wernet, Vice President

                                           Address:
                                           c/o Enron Corp.
                                           1400 Smith Street
                                           Houston, Texas 77002
                                           Attention:  Keith Power/Brenda McGee,
                                                       Specialists 28th Floor

                                   GKH PARTNERS, L.P., a Delaware
                                   limited partnership

                                   By: JAKK HOLDING CORP., a general partner


                                       By: /s/ Melvyn N. Klein
                                           ------------------------------------
                                           Melvyn N. Klein, President

                                           Address:
                                           200 West Madison Street, Suite 2700
                                           Chicago, Illinois 60606


                                   GKH INVESTMENTS, L.P., a Delaware
                                   limited partnership.

                                       By: GKH Partners, L.P., its general
                                           partner

                                       By: JAKK Holding Corp., a general
                                           partner


                                       By: /s/ Melvyn N. Klein
                                           --------------------------------
                                           Melvyn N. Klein, President

                                           Address:
                                           200 West Madison Street,
                                           Suite 2700
                                           Chicago, Illinois 60606